NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 30, 2025, pursuant to the provisions of Rule 12d2-2(a). [ X ] 17 CFR 240.12d2-2(a)(3) That on the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between United States Steel Corporation and 2023 Merger Subsidiary, Inc., a wholly owned subsidiary of Nippon Steel North America, Inc., a wholly owned subsidiary of Nippon Steel Corporation became effective on June 18, 2025. Each share of United States Steel Corporation Common Stock was exchanged for USD 55.00 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 18, 2025.